                                  SCHEDULE 14A
                                 (RULE 14a-101)
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement
                                            [ ] Confidential, For Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        ASSOCIATED MATERIALS INCORPORATED
--------------------------------------------------------------------------------
              (Name of Registrant as specified in its Charter and
                         Person Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):
    [X]  No fee required
    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:

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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4)  Proposed maximum aggregate value of transaction:

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    (5)  Total fee paid:

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    [ ] Fee paid previously with preliminary materials:

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    [ ]  Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:

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    (2)  Form, Schedule or Registration Statement no.:

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    (3)  Filing Party:

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    (4)  Date Filed:

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





                                                                  April 19, 2000




Dear Stockholders:



You are cordially invited to attend our annual stockholder meeting to be held at 2:00 p.m. on Thursday, May 25, 2000, in the Tyler Room on the 39th Floor of Chase Tower, 2200 Ross Avenue, Dallas, Texas 75201.

The proposals to be acted upon at the annual meeting include the election of directors and the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2000. I hope you will carefully read these proposals, which are described in the accompanying proxy statement, and vote your shares.

It is important that your shares be represented at the annual meeting. Accordingly, even if you plan to attend, please sign, date and promptly mail the enclosed proxy card in the postage-prepaid envelope.


                                Sincerely,

                                /s/ WILLIAM W. WINSPEAR

                                William W. Winspear
                                Chairman, President and Chief Executive Officer

                                 PROXY STATEMENT

                        ASSOCIATED MATERIALS INCORPORATED
                        2200 ROSS AVENUE, SUITE 4100 EAST
                               DALLAS, TEXAS 75201



                       SOLICITATION AND VOTING OF PROXIES

     This proxy statement is being provided to you in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of Associated Materials Incorporated. Proxies are being solicited on behalf of the Board of Directors of Associated Materials. The meeting will be held on Thursday, May 25, 2000, starting at 2:00 p.m., in the Tyler Room on the 39th Floor of Chase Tower, 2200 Ross Avenue, Dallas, Texas 75201. This proxy statement and the enclosed proxy card are first being mailed on or about April 19, 2000, to holders of the Company's common stock entitled to vote at the Annual Meeting.

     A Proxy Committee will vote the shares of common stock represented by each proxy returned to Associated Materials. William W. Winspear and Robert L. Winspear are the members of the Proxy Committee. Any stockholder giving a proxy may change his or her vote at any time before it is voted at the Annual Meeting by notifying the Secretary of Associated Materials in writing, by submitting a new proxy card dated after the date of the proxy being revoked or by attending the Annual Meeting and voting in person. Where a stockholder's proxy specifies a choice with respect to a matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted FOR the nominees for director identified below and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

                          RECORD DATE AND VOTING STOCK

     March 30, 2000 has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 6,469,270 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote. Only recordholders of common stock at the close of business on the record date are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

     A plurality of the votes of common stock cast at the Annual Meeting is required to elect directors. A majority of the votes cast at the Annual Meeting is required to approve the other actions proposed to be taken at the Annual Meeting. Abstentions and broker non-votes will be included in determining the number of shares of common stock present or represented at the Annual Meeting for purposes of determining whether a quorum exists. However, abstentions with respect to any proposal brought to a vote at the Annual Meeting will have the same effect as a vote against the proposal. Broker non-votes are treated as shares not present for the purposes of the vote with respect to a specific proposal and therefore will have no effect on the outcome of the vote on any proposal.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

INTRODUCTION

     Associated Materials has three classes of directors serving staggered three-year terms. William W. Winspear, Donald L. Kaufman, and Alan B. Lerner are currently serving terms that expire at the Annual Meeting. The Board has nominated Mr. Winspear, Mr. Kaufman and Mr. Lerner to continue to serve as directors for terms expiring at Associated Materials' annual stockholders meeting in 2003.

     Unless a proxy specifies otherwise, the Proxy Committee will vote the shares of common stock covered by the proxy for the election of Mr. Winspear, Mr. Kaufman and Mr. Lerner.

DIRECTOR NOMINEES

     WILLIAM W. WINSPEAR, AGE 66. Mr. Winspear has been Chairman of the Board, President and Chief Executive Officer of the Company since its inception in 1983. Mr. Winspear was President and Chief Executive Officer of Chaparral Steel Company from 1975 to 1982. Mr. Winspear is the father of Robert L. Winspear, the Company's Vice President and Chief Financial Officer.

     DONALD L. KAUFMAN, AGE 68. Mr. Kaufman has been President of the Company's Alside division since 1974 and has been Chief Executive Officer of Alside since 1982. Mr. Kaufman joined Alside in 1955 and became a director and a Vice President of the Company in 1984.

     ALAN B. LERNER, AGE 69. Mr. Lerner became a director of the Company in May 1997 and serves as a member of the Audit and Compensation Committees. Mr. Lerner retired in 1993 as a Senior Executive Vice President of Associates Corporation of North America, a consumer and commercial finance company, where he had been employed since 1981.

CONTINUING DIRECTORS

     RICHARD I. GALLAND, AGE 83. Mr. Galland became a director of the Company in 1984 and is the Chairman of the Audit and Compensation Committees. Mr. Galland was formerly Chairman of the Board and Chief Executive Officer of American Petrofina Incorporated, an energy exploration and production company, and formerly Of Counsel to the law firm of Jones, Day, Reavis & Pogue. Mr. Galland is also a director of D. R. Horton, Inc., a homebuilding company. Mr. Galland serves in the class of directors whose term of office expires at Associated Materials' annual stockholders meeting in 2001.

     JOHN T. GRAY, AGE 64. Mr. Gray became a director of the Company in 1998. Mr. Gray is a General Partner in Brynwood Partners, a private equity investment fund. From 1982 to 1995, Mr. Gray was President and Chief Executive Officer of the Genie Company, a manufacturer of automatic garage door openers. Mr. Gray is also a director of Lincoln Snacks, Inc., a snack food manufacturer and J.B. Williams Co., a marketer of men's grooming and cold-care products. Mr. Gray serves in the class of directors whose term of office expires at Associated Materials' annual stockholders meeting in 2001.

         JAMES F. LEARY, AGE 70. Mr. Leary became a director of the Company in 1984 and serves as a member of the Audit and Compensation Committees. Mr. Leary is a managing director of Benefit Capital South West, Inc., a financial consulting firm. From 1995 to 1998, Mr. Leary was Vice Chairman--Finance and a director of Search Financial Services Inc., a consumer finance company. Mr. Leary is also a director of Capstone Growth Fund and Capstone Fixed Income Fund, Prospect St. High Income Fund, and Quest Products, Inc., a consumer product marketing company. In March 1998, Search Financial filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code. Mr. Leary serves in the class of directors whose term of office expires at Associated Materials' annual stockholders meeting in 2002.

     A.A. MEITZ, AGE 63. Mr. Meitz became a director of the Company in 1993 and serves as a member of the Audit and Compensation Committees. Mr. Meitz retired as Senior Vice President of the consulting firm of Booz, Allen & Hamilton, Inc. in 1994 where he was employed since 1965. Mr. Meitz serves in the class of directors whose term of office expires at Associated Materials' annual stockholders meeting in 2002.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     BOARD OF DIRECTORS. The Board currently consists of seven members. During 1999, the Board of Directors held five meetings. The Board has established standing Audit and Compensation Committees to assist the Board in the discharge of its responsibilities. The Board may also appoint other committees for specialized functions as appropriate. In 1999, each current Director attended all Board and applicable committee meetings held during the period he was a director, with the exception of John Gray who was unable to attend one Board meeting.

     AUDIT COMMITTEE. The members of the Audit Committee are Mr. Galland (Chairman), Mr. Meitz, Mr. Leary and Mr. Lerner. The Audit Committee met once in 1999. The Audit Committee is responsible for recommending an accounting firm to serve as Associated Materials' independent auditors, reviewing the annual audit of Associated Materials, reviewing audit and any nonaudit fees paid to Associated Materials' independent auditors and reviewing the scope and results of internal audit activities. The Audit Committee reports its findings and recommendations to the Board for appropriate action.

     COMPENSATION COMMITTEE. The members of the Compensation Committee are Mr. Galland (Chairman), Mr. Meitz, Mr. Leary and Mr. Lerner. The Compensation Committee met once in 1999. The Compensation Committee supervises Associated Materials' compensation policies, administers incentive plans, reviews officers' salaries and bonuses, approves significant changes in employee benefits and recommends to the Board other forms of compensation as it deems appropriate. The report by the Compensation Committee discussing compensation for executive officers of Associated Materials appears elsewhere in this Proxy Statement.

     DIRECTOR NOMINATIONS. The Company does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board as a whole. Written nominations by stockholders for directors will be considered, provided they are received by the Secretary of Associated Materials at its principal executive offices pursuant to timely advance written notice in accordance with Associated Materials' By-Laws. The Company's By-Laws require that notice be given not less than 50 days in advance of the annual meeting, subject to certain exceptions. The By-Laws also require that the certain information be provided, including the identity and address of the nominating stockholder, a representation that the stockholder is a holder of record and entitled to vote for the election of directors as well as the information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee.

                              DIRECTOR COMPENSATION

     Directors, including directors who are employees of the Company, receive an annual retainer of $16,000 plus $3,000 for each Board meeting attended. Directors are also reimbursed for reasonable travel expenses incurred in attending Board meetings. Directors do not receive any additional compensation for serving on Board committees.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of April 1, 2000, the beneficial ownership of common stock by each director of the Company, each of the Company's executive officers and all directors and executive officers of the Company as a group.


                                                                       SHARES
                                                                    BENEFICIALLY
                    NAME OF BENEFICIAL OWNER                            OWNED            PERCENTAGE
                    ------------------------                          ---------          ----------
William W. Winspear (1)..........................................     3,797,242            58.7%
Richard I. Galland...............................................        29,667               *
John T. Gray (2).................................................         7,500               *
Donald L. Kaufman (3) ...........................................       476,900             7.3%
James F. Leary ..................................................         2,000               *
Alan B. Lerner (2) ..............................................        55,000               *
A.A. Meitz (2)...................................................        40,000               *
Robert F. Hogan, Jr (2)..........................................        92,000             1.4%
Robert L. Winspear (2) (4) ......................................       378,192             5.8%
All directors and executive officers as a group (9 persons)......     4,578,309            67.9%


--------------------

*    Less than 1%.

1. Includes 2,911,165 shares of common stock held of record by the Winspear Family Limited Partnership ("Winspear Partnership") and 100,000 shares of common stock held of record by Winspear Family Investments, Ltd. ("Winspear Investments"). Mr. Winspear is the trustee of a trust that is the general partner of the Winspear Partnership and a general partner of Winspear Investments. Also includes 376,709 shares of common stock held by a trust established by Mr. Winspear's spouse, for which Mr. Winspear is the trustee. Mr. Winspear disclaims beneficial ownership of the shares owned by this trust. The address of Mr. Winspear, the Winspear Partnership and Winspear Investments is 2200 Ross Avenue, Suite 4100 East, Dallas, Texas 75201.

2. Includes options to purchase common stock held by Mr. Gray (7,500 shares), Mr. Hogan (12,000 shares), Mr. Lerner (40,000 shares), Mr. Meitz (40,000 shares) and Mr. R.L. Winspear (28,000 shares).

3. Includes options exercisable for 100,000 shares. Also includes 235,500 shares of common stock held by trusts for the benefit of certain members of Mr. Kaufman's family, as to which Mr. Kaufman disclaims beneficial ownership.

4. Includes 252,182 shares held of record by Winspear Partnership and 98,010 shares held of record by Winspear Investments, as to which Mr. Winspear has voting rights. Mr. Winspear disclaims beneficial ownership of the shares owned by Winspear Investments. Mr. Winspear's address is 2200 Ross Avenue, Suite 4100 East, Dallas, Texas 75201.

     The following table sets forth information regarding the number and percentage of shares of common stock beneficially owned by all persons and entities who are known by the Company to beneficially own five percent or more of the outstanding common stock, other than directors and executive officers of the Company, whose share ownership is reflected in the table above.


                                                                       SHARES
                                                                    BENEFICIALLY
                    NAME OF BENEFICIAL OWNER                            OWNED            PERCENTAGE
                    ------------------------                        ------------         ----------
The Prudential Insurance Company of America (1).................      1,550,000             19.3%



--------------------

1. Prudential owns of record 1,550,000 shares of Class B common stock, or 100% of all outstanding shares of the Company's Class B common stock. Shares of Class B common stock may be converted at any time into common stock on a one to one basis. The holder of shares of Class B common stock has rights and privileges identical to the rights and privileges of holders of common stock, except that the holder of shares of Class B common stock may vote (with the holders of common stock) only on (a) any amendment to the Company's Certificate of Incorporation, (b) any sale or other disposition of all or substantially all of the Company's assets, (c) any merger or consolidation of the Company, and (d) any liquidation, dissolution or winding up of the Company. Prudential's address is Four Gateway Center, 100 Mulberry Street, Newark, New Jersey 07104.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Compensation Committee has responsibility for the Company's executive compensation practices and policies. The Committee is currently composed of four outside directors who are not officers or employees of the Company.

EXECUTIVE PAY POLICY

     The Company's compensation programs are intended to attract, retain and motivate the key people necessary to lead Associated Materials to achieve its strategic objective of increased stockholder value over the long term, reflecting the Committee's belief that executive compensation should seek to align the interests of the Company's executives with those of its stockholders. The program utilizes three components: base salary, short-term incentives and long-term compensation in the form of stock options.

     During 1999, the Compensation Committee reviewed survey data prepared by an outside consulting firm regarding compensation practices of companies in similar businesses and of similar size. In connection with its review, compensation for the Company's chief executive officer, as well as its other executive officers, was assessed against the practices of the survey group. In establishing base salaries, the Compensation Committee has adopted a strategy of setting executive salaries between the median salary and the 75th percentile of those shown in the survey data. However, the Compensation Committee also considered other subjective factors, such as experience and the prior performance of the executives in making its salary determinations for 1999. The Compensation Committee set the salary ranges in this manner to ensure that Company's base salary practices do not put it at a competitive disadvantage in retaining and attracting key executives while ensuring an appropriate cost structure for the Company.

     The Company has incentive compensation programs for virtually all employees of the Company. For officers, this program provides for incentive compensation opportunities based upon pre-tax profit of the Company or the division in which they are employed. For other employees, incentive compensation is based upon the profitability of their particular business unit; for example, a manufacturing plant or supply center. The Compensation Committee believes that this program provides a direct incentive to the Company's employees that should result in an increase in long-term stockholder value.

BASE SALARY

     The Compensation Committee increased Mr. Winspear's annual base salary from $470,000 to $495,000 in February 1999. Mr. Winspear's base salary was determined by reference to the median salary of chief executive officers of similar companies, as reflected in the survey data described above. The base salaries of the other executive officers were also adjusted based on the Committee's review of the survey data.

SHORT-TERM INCENTIVE PROGRAM

     Consistent with its historical practice, under the Company's 1999 short-term incentive program, Mr. Winspear was eligible to receive a cash bonus award based upon the Company's pre-tax profit before extraordinary items. Under this program, Mr. Winspear's bonus varies proportionately with the Company's profits.

     Because the Company's chief executive officer beneficially owns a significant percentage of the Company's common stock, the Compensation Committee does not believe that stock-based compensation is an appropriate incentive arrangement for him. The Compensation Committee took this into consideration in determining Mr. Winspear's cash bonus opportunity. Based on the Company's financial performance in 1999, the Company's chief executive officer earned a cash bonus of $512,500.

     In 1999, each of the Company's other executive officers received a cash bonus award based upon pre-tax profit before extraordinary items of either the Company or the executive's operating division.

STOCK OPTIONS

     The Company's stock incentive plan is administered by the Committee and is designed to provide incentive compensation to the Company's executive officers and other key management personnel. The grants are long-term incentives for future performance, which is designed to align the interests of management with those of the Company's stockholders. No options were granted to the Company's executive officers in 1999.

OTHER MATTERS

     At the annual meeting in 1999, the Company submitted for stockholder approval the Incentive Bonus Plan in order to minimize the impact of the $1 million deduction limitation on executive compensation which was implemented as part of the Omnibus Budget Reconciliation Act of 1993. The stockholders approved the Incentive Bonus Plan at the annual meeting last year. This Plan permits the Company to continue its historical incentive compensation program while maximizing the deductibility of the bonus payments under this Plan.

     This report is submitted by the members of the Compensation Committee of the Board.

THE COMPENSATION COMMITTEE OF THE BOARD


Richard I. Galland       James F. Leary        Alan B. Lerner        A.A. Meitz
     Chairman

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the annual compensation paid by the Company for services rendered in 1999, 1998 and 1997 by the chief executive officer and each of the other executive officers of the Company.




                                                                                 LONG-TERM
                                                                                COMPENSATION
                                             ANNUAL COMPENSATION (1)               AWARDS
                                         -------------------------------      -----------------
                                         FISCAL                               SHARES UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR       SALARY        BONUS        OPTIONS/SARS (2)  COMPENSATION
---------------------------              ----   -------------   --------      -----------------  ------------
William W. Winspear...................   1999     $492,917      $512,500              0          $ 36,000 (3)
  Chairman of the Board,                 1998      467,500       429,561              0            39,100
  President and Chief                    1997      436,667       342,930              0            31,600
  Executive Officer
Donald L. Kaufman.....................   1999     $428,333      $293,451              0          $ 37,400 (4)
  President and Chief                    1998      407,917       242,031              0            33,500
  Executive Officer of the               1997      378,333       209,529        100,000            26,000
  Company's Alside division
Robert F. Hogan, Jr...................   1999     $238,750      $ 42,985              0          $  5,600 (5)
  President and Chief                    1998      220,833       266,300         30,000             5,600
  Executive Officer of the               1997      172,917       206,654              0             5,600
  Company's AmerCable division
Robert L. Winspear....................   1999     $181,667      $ 51,251              0          $  5,600 (5)
  Vice President and Chief               1998      141,458        42,956         20,000             4,951
  Financial Officer                      1997      100,816        34,293              0             3,529


---------------

1. Perquisites and other personal benefits received by the Company's executive officers are not included in the Summary Compensation Table because the aggregate amount of such compensation, if any, did not meet disclosure thresholds established under current regulations of the SEC.

2. In August 1998, Mr. Hogan and Mr. Robert Winspear were granted options to purchase 30,000 and 20,000 shares of common stock, respectively, at $9.00 per share, the fair market value on the date of grant. These options vested 20% on the date of grant and the balance vests 20% on each anniversary of the grant date. In February 1997, Mr. Kaufman was granted options to purchase 100,000 shares of common stock at $12.00 per share, the fair market value of the common stock on the date of grant. These options vested 50% on the date of grant and the balance vested on the second anniversary of the grant date.

3. Represents directors fees of $31,000 and amounts accrued or allocated under AmerCable's retirement plan of $5,600.

4. Represents directors fees of $31,000 and amounts accrued or allocated under Alside's retirement plan of $6,400.

5.   Represents amounts accrued or allocated under AmerCable's retirement plan.


COMPENSATION AND INCENTIVE PROGRAMS

     INCENTIVE BONUS PLAN. The Company maintains an Incentive Bonus Plan providing for annual bonus awards to certain key employees, including each of the executive officers of the Company. Bonus amounts are based on pre-tax profits of the Company or, in the cases of Alside and AmerCable personnel, the pre-tax profits of these divisions. This Plan is administered by the Compensation Committee, none of the members of which is eligible for a bonus award pursuant to this Plan. Bonus payments under the Incentive Bonus Plan are not guaranteed. Cash bonuses accrued in 1999, 1998 and 1997 to each of the Company's executive officers are set forth in the Summary Compensation Table.

     ALSIDE PENSION PLAN. Prior to January 1, 1999, the Company maintained a defined benefit pension plan. This plan covered all Alside employees who had completed one year of service, except for various designated groups of hourly and union employees. Mr. Kaufman is the only executive officer of the Company entitled to receive benefits under this plan. Mr. Kaufman, who is age 68, would be eligible to receive a monthly pension amount of approximately $14,730 when he retires.

     EXECUTIVE AGREEMENT. Pursuant to an agreement with the Company, Mr. Kaufman is entitled to receive severance pay in an amount equal to his total earnings for the twelve-month period prior to the termination of his employment by the Company for any reason.


                            OPTION/SAR GRANTS IN 1999

     No stock options or stock appreciation rights were granted to the Company's executive officers in 1999.


                     AGGREGATED OPTION/SAR EXERCISES IN 1999
                     AND DECEMBER 31, 1999 OPTION/SAR VALUES

     The following table provides information regarding the exercise of options during 1999 and unexercised options held as of December 31, 1999 for each of the Company's executive officers.


                                                                  NUMBER OF SHARES               VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                                    OPTIONS/SARS                    OPTIONS/SARS AT
                                                              AT DECEMBER 31, 1999 (1)           DECEMBER 31, 1999 (2)
                         SHARES ACQUIRED       VALUE        ----------------------------      -----------    -------------
         NAME              ON EXERCISE       REALIZED       EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
-------------------      ---------------     --------       -----------    -------------      -----------    -------------
William W. Winspear             0              $ 0                   0              0          $      0         $      0

Donald L. Kaufman               0                0             100,000              0           437,500                0

Robert F. Hogan                 0                0              12,000         18,000            88,500          132,750

Robert L. Winspear              0                0              28,000         12,000           328,000           88,500

-----------------

1.   The Company has not granted stock appreciation rights.

2. Based on a price of $16.375 per share of common stock, the closing sale price on December 31, 1999, multiplied by the number of shares of common stock issuable upon exercise of these options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS' AGREEMENT

     Prudential, the Winspear Partnership and Associated Materials are parties to a Stockholders' Agreement. Pursuant to the Stockholders' Agreement, Prudential and the Winspear Partnership have agreed that (a) if the Winspear Partnership, or any subsequent holder of its shares of common stock, intends to sell any of its shares (other than in a public offering), to permit Prudential to participate in such sale on a pro rata basis and (b) if the Winspear Partnership, or any subsequent holder of its shares of common stock, elects to sell shares of common stock, to require Prudential and subsequent holders of its shares to participate in the sale on a pro rata basis, but only if the total number of shares of common stock to be sold exceeds 50% of the outstanding shares of common stock and Class B common stock on a fully diluted basis. The Stockholders' Agreement also requires, so long as Prudential and certain Prudential affiliates beneficially own at least 15% of the outstanding common stock on a fully diluted basis, all shares of common stock subject to the Stockholders' Agreement to be voted to elect two or three persons designated by Prudential to the Company's Board of Directors (depending on the number of directors making up the Board), or if Prudential and certain Prudential affiliates beneficially own at least 5% (but less than 15%) of the common stock, to elect to the Board one person designated by Prudential. Unless terminated earlier, the Stockholders' Agreement expires on August 19, 2003.

     Prudential currently has the right to nominate three directors to the Company's Board of Directors. Prudential has informed the Company that it does not presently intend to exercise its right under the Stockholders' Agreement to nominate persons to serve as directors.

REGISTRATION RIGHTS AGREEMENT

     Under the terms of a Registration Rights Agreement among the Company, Prudential and certain other stockholders, upon the request of either Prudential or the Winspear Partnership and its private transferees the Company shall, subject to certain exceptions, be required to effect two registrations of the common stock, provided that certain minimum and maximum numbers of shares are included in the request. The Registration Rights Agreement also grants secondary offering rights ("piggy-back" rights) to Prudential, the Winspear Partnership and certain other stockholders in connection with these requested registrations and any other Company registration of common stock or common stock equivalents. The registration rights may not be transferred, with certain exceptions, to persons who, after such transfer, would hold less than 100,000 shares of common stock or Class B common stock.

     The Registration Rights Agreement also provides that the Company will bear all expenses associated with the Company's obligation to effect these registrations, other than underwriting discounts, commissions and transfer taxes, if any. The Company's obligation to pay such expenses includes the out-of-pocket expenses (including legal and accounting expenses) for the first registration of common stock by Prudential or its private transferees, up to $100,000, and for the first registration of common stock by the Winspear Partnership or its private transferees, up to $100,000. The Company has reimbursed Prudential $100,000 for expenses incurred in connection with a prior offering of common stock. Therefore, the Company has no obligation to reimburse Prudential for any future expenses under this Agreement.

                                STOCK PERFORMANCE

     The following graph compares the cumulative stockholder return on the Company's common stock with the Standard & Poor's SmallCap 600 Index and the Building Materials Sector of the Standard & Poor's SmallCap 600 Index. The comparison assumes $100 was invested as of February 26, 1998 (the date on which shares of the Company's common stock began trading on a "when issued" basis) and the reinvestment of all dividends.


                   COMPARISON OF CUMULATIVE STOCKHOLDER RETURN














                              [PERFORMANCE GRAPH]












------------------------------------------------------------------------------------------------------------------------------
                                    26-Feb-98 31-Mar-98 30-Jun-98 30-Sep-98 31-Dec-98 31-Mar-99 30-Jun-99 30-Sep-99 31-Dec-99
------------------------------------------------------------------------------------------------------------------------------
Associated Materials                      100    125.00     83.59     48.44     73.44     67.03     84.38     97.00    103.31
------------------------------------------------------------------------------------------------------------------------------
S&P SmallCap 600/Index                    100    101.70    103.03     80.06     94.40     94.75    109.37     85.54     99.40
------------------------------------------------------------------------------------------------------------------------------
S&P SmallCap 600/Building Materials       100    103.50    104.85     81.48     96.08     96.43    111.31     87.06    101.12
------------------------------------------------------------------------------------------------------------------------------

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

     Upon recommendation of the Audit Committee, the Board unanimously selected Ernst & Young LLP to continue to serve as independent auditors for Associated Materials for the fiscal year ending December 31, 2000, subject to ratification by Associated Materials' stockholders. Ernst & Young has served as Associated Materials' independent auditors since 1984.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and to respond to appropriate questions raised at the Annual Meeting.

     THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock beneficially owned by them. Directors, executive officers and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC.

     To the Company's knowledge, based solely on review of copies of such reports furnished to the Company or written representations from certain reporting persons, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% stockholders were complied with by such persons.


                           COST OF SOLICITING PROXIES

     The cost of soliciting of proxies, including expenses to prepare and mail this Proxy Statement, will be paid by Associated Materials. Associated Materials has retained ChaseMellon Shareholder Services, L.L.C. to assist in soliciting proxies. For its services, ChaseMellon will receive a fee of $4,500. ChaseMellon will also be reimbursed its reasonable out-of-pocket expenses. Associated Materials does not otherwise expect to pay for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy materials to principals and obtaining their proxies. In addition to soliciting proxies by mail, directors, officers and employees of Associated Materials may solicit proxies in person, by telephone or by other means.

                              STOCKHOLDER PROPOSALS

     In order to be included in the Company's Proxy Statement for its Annual Meeting of Stockholders in 2001, stockholder proposals must be received at the Company's principal office, 2200 Ross Avenue, Suite 4100 East, Dallas, Texas 75201, Attention: Secretary, no later than December 21, 2000, as well as meet all other SEC requirements. In addition, Associated Materials' By-Laws provide that any stockholder who desires either to bring a stockholder proposal before an annual meeting must give advance notice to Associated Materials' Secretary regarding the proposal. The By-Laws generally require that written notice be delivered to the Secretary not less than 80 days prior to the date of the meeting and contain certain information regarding the stockholder desiring to present a proposal. A copy of the By-Laws is available upon request from the Secretary of Associated Materials.


                                          ASSOCIATED MATERIALS INCORPORATED

                                          /s/ ROBERT L. WINSPEAR

                                          Robert L. Winspear
                                          Secretary

Dallas, Texas
April 19, 2000

--------------------------------------------------------------------------------

                        ASSOCIATED MATERIALS INCORPORATED
         Please date and sign on reverse side and return in the enclosed postage-paid envelope.




     The undersigned acknowledge(s) receipt of the Proxy Statement of Associated Materials Incorporated relating to the 2000 Annual Meeting of Stockholders (the "Annual Meeting") and hereby constitute(s) and appoint(s) William W. Winspear and Robert L. Winspear, attorneys and proxies of the undersigned, with full power of substitution and resubstitution to each and with all the powers the undersigned would possess if personally present, to vote for and
P    in the name and place of the undersigned all shares of Common Stock of
R    Associated Materials Incorporated held or owned by the undersigned, or
O    standing in the name of the undersigned, at the Annual Meeting to be held
X    on May 25, 2000, commencing at 2:00 p.m., in the Tyler Room on the 39th
Y Floor of Chase Tower, 2200 Ross Avenue, Dallas, Texas 75201, or any adjournment or postponement thereof, upon the matters referred to in the Proxy Statement for the Annual Meeting as stated below and on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Said attorneys and proxies present and acting at the Annual Meeting (or if only one shall be present and act, then that one), shall have and may exercise all the powers of all said attorneys and proxies hereunder.


          THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ASSOCIATED MATERIALS INCORPORATED, UNLESS OTHERWISE SPECIFIED BELOW OR ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE NOMINEES OF THE BOARD OF DIRECTORS LISTED BELOW AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS ASSOCIATED MATERIALS INCORPORATED'S INDEPENDENT AUDITORS. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

               1. ELECTION OF THREE DIRECTORS to serve until Associated Materials Incorporated 2003 Annual Meeting of Stockholders. The nominees are William W. Winspear, Donald L. Kaufman and Alan B. Lerner.

               2. RATIFICATION OF THE APPOINTMENT of Ernst & Young LLP as independent auditors.

                    CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
                                                                       SIDE

                            o FOLD AND DETACH HERE o

--------------------------------------------------------------------------------


           Please mark
[X]        votes as in
           this example

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the Director nominees and FOR proposal 2.

--------------------------------------------------------------------------------


1.   Election of Directors (See reverse).

     FOR all                        WITHHOLD
     nominees listed                AUTHORITY
     (except as marked              to vote for all
     to the contrary)               nominees

          [ ]                          [ ]


---------------------------------------------------
For all nominees except as noted above


2.   Ratification of Ernst & Young LLP as independent auditors.

          FOR                AGAINST             ABSTAIN

          [ ]                  [ ]                 [ ]








                                                                   MARK HERE
                                                             [ ]   FOR ADDRESS
                                                                   CHANGE AND
                                                                   NOTE AT LEFT

                                             Date:
                                                  ----------------------------
                                             Signature:
                                                       -----------------------
                                             Signature:
                                                       -----------------------

                                             IMPORTANT: Whether or not you
                                             expect to attend the annual meeting
                                             in person, please date, sign and
                                             return this proxy. Joint owners
                                             should each sign. When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             your full title in this capacity.

                            o FOLD AND DETACH HERE o

                                                             THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the Annual Meeting by promptly returning your proxy in the enclosed envelope.